UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2012

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 31, 2012, CDI Corporation ("CDI" or "the Company") entered into a Second Amendment to the Employment Agreement with Robert J. Giorgio, the Company's Executive Vice President, Global Engineering and Technology Solutions. See Item 5.02 below for a brief description of the material terms of that document.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2012, CDI entered into a Second Amendment (the "Amendment") to the Employment Agreement (the "Agreement") with Robert J. Giorgio, the Company's Executive Vice President, Global Engineering and Technology Solutions (the "Executive"). The Amendment extends the term of the Executive's employment from December 31, 2012 to June 30, 2013 (the "Extension Period"). The parties may, at their discretion, agree to further extend the Extension Period for up to another six-month period on the same terms as set forth in the Amendment.

During the Extension Period, the Executive's compensation will be as follows: (a) base salary at the annual rate provided in the Agreement ($465,000 per year), which will be pro-rated based on length of service during the Extension Period; (b) bonus at the same level provided in the Agreement, which will be pro-rated based on length of service during the Extension Period, and the performance targets and the Executive's achievement of those performance targets will be based on performance during the Extension Period; and (c) employee benefits and withholding as set forth in the Agreement.

The Agreement provided that, following the expiration of the Executive's employment (originally scheduled to be on December 31, 2012), the Executive would perform consulting services for the Company through December 31, 2014 (the "Consulting Period"). Under the Amendment, the Consulting Period will begin on the first day following the end of the Extension Term and end on December 31, 2014.

The Amendment also provides that, in the event of the Executive's retirement as provided in his outstanding Stock Appreciation Rights Agreements, the Executive will have until December 31, 2014 to exercise those awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: January 07, 2013	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel